UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 5, 2005 (August 2, 2005)

CRESTED CORP.
(Exact Name of Company as Specified in its Charter)

Colorado	0-8773	84-0608126
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8: Other Events

Item 8.01. Other Events

Crested Corp. and U.S. Energy Corp., announce the resumption of exploratory drilling at the Sheep Mountain property in south central Wyoming. The drilling is being conducted pursuant to the Mining Venture Agreement with Uranium Power Corp., and is being funded by Uranium Power Corp. Drilling at the property had begun July 6 but was temporarily suspended due to drilling rig issues. The issues have now been addressed and drilling has resumed.

The current drilling effort contemplates a total of 20,000 feet of air rotary drilling at Sheep Mountain, to follow up on previous high grade intersections that had not been adequately tested in the 1970s. The current drilling program will test for mineralized zones in stratigraphically deeper trends where historical data indicates that drilling by Western Nuclear in 1977 intersected zones of 13.5 feet grading 1.49% U3O8 and 8.0 feet grading 0.81% U308.  These two intersections are located approximately 1500 feet apart down dip on the same trend in the area to be explored. The objective is to assemble additional information for publication to the standards set out in Canadian National Instrument 43-101.

Crested Corp. and U.S. Energy Corp., d/b/a USECC, optioned a 50% share of the property to Uranium Power Corp. in December, 2004. USECC is project manager for the Joint Mining Agreement.

The Sheep Mountain property produced over 17 million pounds of uranium concentrates prior to being idled by depressed market conditions in the 1980s. USECC is utilizing its extensive uranium data library of drill, mine, and property information to identify exploration targets on this project. The deeper zones have not been systematically tested nor have they been included in any historical resource estimation. Current interpretations of the historical data indicate that this and other trends have the potential to expand mineralized areas believed to exist on the Sheep Mountain property.

Stewart Wallis, P. Geo., is the qualified person for this project under National Instrument 43-101, for purposes of Uranium Power Corp.’s disclosures under Canadian securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: August 5, 2005	By:	/s/Keith G. Larsen
Co-Chairman, Crested Corp.